Exhibit 99.1

Neighborhood Intelligence Strengthens Financial and Operating Leadership as Company Advances Integration

Paul Kosturos appointed Interim CFO, complementing recent additions of Chief Accounting Officer and Deputy CFO Jill Windrum and Retail CFO Emma Haugh

Company advances expense reduction, technology consolidation, supply chain improvements and organizational simplification

NASHVILLE, Tenn. – October 5, 2026 – Neighborhood Intelligence, Inc. (the “Company”) today announced that Paul Kosturos, a Managing Director with Alvarez & Marsal (“A&M”), has been appointed Interim Chief Financial Officer as the Company continues to strengthen its financial leadership and accelerate the integration and right-sizing of its businesses.

Brian LaRose will depart the Company as Chief Financial Officer. LaRose served as CFO of The Container Store through the completion of its transaction with Neighborhood Intelligence and continued to support the combined organization during the initial integration of the businesses. The Company thanks Brian for his leadership and contributions during an important period for both organizations.

Kosturos joins a recently strengthened finance organization that includes Jill Windrum, Chief Accounting Officer and Deputy Chief Financial Officer, and Emma Haugh, Retail CFO. The Company has also expanded its strategic relationship with A&M to provide specialized expertise across finance and accounting, technology consolidation and organizational structure.

“Our focus is to simplify the business, flatten the organization and remove unnecessary costs while continuing to grow revenue and expand margin,” said Marcus Lemonis, Chief Executive Officer of Neighborhood Intelligence. “We have made meaningful progress, and we are assembling the right team and expertise to continue that work.”

Integration and Operating Progress

Year to date, the combined companies have removed more than $50 million of SG&A as each business has taken steps to improve its individual cost structure. As the businesses come together, the Company has identified at least an additional $30 million of savings opportunities through contract consolidation and renegotiation, technology consolidation, organizational simplification and the elimination of unnecessary duplication.

Following A&M’s comprehensive supply chain assessment, the Company has reconfigured its supply chain team and strategy to accelerate improvements in inventory flow, distribution, fulfillment and efficiency. Since the July 11 closing of The Container Store transaction, the Company has also been rebalancing and rebuilding inventory to support its sales objectives and has begun exiting several dozen locations, with those closures expected to be completed by year-end.

“We have spent the quarter taking deliberate actions to position the business for profitable growth,” said Amy Sullivan, President of Neighborhood Intelligence. “We are improving inventory, supply chain and productivity while removing unnecessary expense and complexity. The assessment work is largely behind us; our focus now is execution.”

Strengthening Financial Leadership

Kosturos brings more than 30 years of finance and accounting experience, including public-company leadership, financial integration, organizational redesign and working-capital management.

Windrum, CPA, brings almost 25 years of finance and accounting experience spanning public-company reporting, financial controls, FP&A, M&A and operational finance. During more than a decade at Maxar Technologies, she held multiple CFO roles, including Interim CFO during Maxar’s acquisition by Advent International.

Haugh brings extensive operational finance experience from PepsiCo, including supply chain and capital planning, P&L transformation, retail sales finance, warehouse economics, cost management and productivity.

Together, Kosturos, Windrum and Haugh bring complementary expertise across enterprise finance and integration, public-company accounting and controls, and retail operational finance as the Company continues to simplify its organization, improve productivity and strengthen financial discipline.

Enhancing Investor Communications

Neighborhood Intelligence has also retained ICR to lead its investor relations efforts and support the Company’s engagement with shareholders and the broader investment community as it increases financial and operational transparency.

About Neighborhood Intelligence

Neighborhood Intelligence (Nasdaq: NXH), previously Bed Bath & Beyond, Inc., is a data and technology company organized around three interconnected pillars: Omni-Channel Retail, Home Services and Home Ownership.

Its portfolio includes Bed Bath & Beyond, Overstock, buybuy BABY, Kirkland’s, The Container Store, Elfa and Closet Works, along with its expanding Home Services and Home Ownership businesses.

Neighborhood Intelligence connects products, services, financing, expertise and data to make homeownership simpler and more affordable.

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About Alvarez & Marsal

Founded in 1983, Alvarez & Marsal is a leading global professional services firm renowned for its leadership, action, and results. A&M provides advisory, business performance improvement, and turnaround management services, delivering practical solutions to address clients’ unique challenges. With a worldwide network of experienced operators, world-class consultants, former regulators, and industry authorities, A&M helps corporates, boards, private equity firms, law firms, and government agencies drive transformation, mitigate risk, and unlock value at every stage of growth.